PRINCIPAL VARIABLE CONTRACTS FUNDS, INC
CONTRACTUAL FEE WAIVER AGREEMENT
AGREEMENT made this June 9, 2015 by and between Principal Variable Contracts Funds, Inc. (the “Fund”) and Principal Funds Distributor, Inc. (the “Distributor”) (together, the “Parties”).

The Distributor hereby agrees to waive its Distribution and/or Service Fees (“12b-1 fees”) to the extent necessary to limit the total 12b-1 fees (expressed as a percent of average net assets on an annualized basis). The waivers are attached as Schedule A to this Agreement.
The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.	PRINCIPAL FUNDS DISTRIBUTOR, INC.

By: /s/ Michael J. Beer	By: /s/ Michael J. Beer
Name: Michael J. Beer	Name: Michael J. Beer
Title: Director, President and Chief Executive Officer	Title: Executive Vice President

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By: /s/ Beth C. Wilson
Name: Beth C. Wilson
Title: Secretary and Vice President

SCHEDULE A
Series	Class	Waiver	Expiration
Money Market Fund	2	0.25%	4/30/2016